24/7 MEDIA, INC. / NBC
                                   AFFILIATION
                                    AGREEMENT

         AFFILIATION AGREEMENT, dated as of March 11, 1999 (the "Effective Date"), among 24/7 Media, Inc., a Delaware corporation with an address at 1250 Broadway, 27th floor, New York, NY 10001 ("24/7"), and NBC Multimedia, Inc., a Delaware corporation with an address at 30 Rockefeller Plaza, New York, NY 10112 ("NBC").

         WHEREAS, National Broadcasting Company, Inc. (hereinafter the "NBC Network") and/or its affiliates are the operators and owners of the television stations (the "O/O TV Stations") and the Internet Web sites (the "O/O Web Sites") specified on Schedule A hereto;

         WHEREAS, the NBC Network provides television programming and, through NBC Interactive Neighborhood ("NBC-IN"), Internet content, to affiliated television stations ("NBC Affiliates"), each of which operates and owns a television station and many of which operate an associated Internet Web site (the "Affiliate Web Sites", and collectively with the O/O Web Sites, the "Web Sites");

         WHEREAS, 24/7 operates a network of Internet Web sites (the "24/7 Network") for which it solicits advertisers, advertising agencies, buying services or others ("Advertisers") regarding the placement of advertising banners and similar devices and sponsorships ("Advertising") for display on pages, screens, and other segments or spaces on web sites reasonably suitable for the display of such Advertising;

         WHEREAS, NBC wishes to engage 24/7 to sell Advertising on the Web Sites individually and in packages that combine inventory from certain of the Web Sites, the O/O TV Stations, NBC Affiliates and, in certain limited circumstances set forth in Section 2.A, the 24/7 Network, and 24/7 wishes to accept such engagement; and

         WHEREAS, NBC and 24/7 wish to encourage NBC Affiliates to become parties to an Affiliation Agreement (the "Affiliate Agreement") among the NBC Affiliates, 24/7 and NBC-IN;

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.       Affiliation.

         A. NBC hereby designates 24/7 as its exclusive third-party Internet advertising representation firm during the Term to sell (a) Co-op Advertising (as defined below) in packages that combine inventory from one or more of the Web Sites covered by an O/O TV Station or NBC Affiliate where 24/7 then has in place a dedicated full-time salesperson on site pursuant to Section 2.F (the "Manned Markets"), and on-air inventory from such O/O TV Stations and/or NBC Affiliates, and (b) Advertising on the Web Sites in the Manned Markets. In addition, NBC


Confidential treatment has been requested for certain portions of this Exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended. The omitted portions have been filed separately with the Securities and Exchange Commission and are indicated by asterisk (*).

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hereby grants 24/7 the non-exclusive right to sell Co-op Advertising and
Advertising in all markets covered by an O/O TV Station that are not Manned Markets. 24/7 shall have a right of first refusal to man such markets before NBC engages another third party. NBC also agrees to arrange for the O/O TV Stations, and to use commercially reasonable efforts to encourage NBC Affiliates, to become party to an Affiliate Agreement substantially in the form of Exhibit A (each, an "Affiliate Agreement") to be attached hereto within 30 days of the Effective Date in accordance with the timetable set forth on Schedule B hereto.

         B. For purposes of this Agreement, "Co-op Advertising" is intended to mean a coordinated television and Internet advertising campaign in which multiple advertisers participate simultaneously on a cooperative basis, and which (x) incorporate a promotional television advertisement in which viewers are directed to the Web Site of the television station upon which such advertisement appears, and more specifically to a promotion appearing on such Web Site (the "Promotion"), (y) incorporate Advertising appearing on such Web Site which directs end users to the Promotion, and (z) results in at least 30% of the total ad buy being allocated to such Web Site Advertising. It is mutually understood and agreed that 24/7 may have the opportunity to sell Co-op Advertising that deviates from the terms set forth herein; provided, that (i) 24/7 may do so only with the consent of NBC and the applicable station manager, which consents may be withheld in NBC's or such station manager's discretion, as the case may be, and (ii) payments with respect to such modified Co-op Advertising shall be governed by the applicable Affiliate Agreement.

2.       Obligations of 24/7.

         In furtherance of the foregoing, 24/7 covenants and agrees to:

                  A. utilize its best efforts to sell Co-op Advertising and Advertising to Advertisers for placement on the Web Sites, the O/O TV Stations and the NBC Affiliate stations located in the Manned Markets, at such prices as NBC, the O/O TV Stations, such NBC Affiliate stations and 24/7 shall mutually agree, and in accordance with this Agreement and any Affiliation Agreements; provided, that if the inventory of a Web Site sought by a particular Advertiser (including any inventory controlled by NBC-IN thereon) is sold out or otherwise not sufficient to meet the needs of a particular advertiser for the time periods sought by such Advertiser, then 24/7 may offer such Advertiser inventory during such time periods on the 24/7 Network solely as a supplement to such Web Site's inventory;

                  B. utilize commercially reasonable efforts to sell Advertising for placement on the Web Sites in the non-Manned Markets, all in accordance with this Agreement and the applicable Affiliation Agreements, if any, with all such Advertising and the rates therefor subject to the approval of the applicable station management and NBC-IN.

                  C. offer inventory on the 24/7 Network to the O/O TV Stations and the NBC Affiliates in those situations when such O/O TV Stations and/or NBC Affiliates have identified an advertiser who seeks more inventory than is available on such O/O TV Station's or NBC Affiliate's Web Site;

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                  D. not to sell packages which in any fashion combine Internet inventory and television inventory on behalf of any competitor of the NBC Network, the O/O TV Stations or the NBC Affiliates in any local market containing an O/O Station or an NBC Affiliate that executes the Affiliate Agreement within 90 days' after first being offered the opportunity to do so; provided, that 24/7 agrees to negotiate in good faith with each such O/O Station and NBC Affiliate and incorporate reasonable changes to the Affiliate Agreement in order to accommodate the needs of each such O/O Station or NBC Affiliate, as the case may be;

                  E. offer all services set forth in this Section 2 to O/O TV Stations and NBC Affiliates in accordance with the timetables set forth on Schedules A and B;

                  F. maintain suitable and qualified personnel in administrative, sales and technical positions necessary for 24/7 to perform effectively the terms of this Agreement; 24/7 shall hire and employ during the Term one salesperson resident in each of the fifteen (15) mutually agreed upon O/O TV Stations and NBC Affiliate stations (with the intention of manning at least 20 of the top 25 markets); which salespersons shall devote substantially all of their full-time efforts to the sale of Advertising in their assigned market pursuant to this Agreement (each, a "Manned Market Salesperson", and collectively the "Manned Market Salespeople"); provided, that if any such Manned Market Salesperson's employment is terminated, whether voluntarily or involuntarily, or if any such Manned Market Salesperson dies or becomes permanently disabled, then 24/7 shall promptly replace such Manned Market Salesperson; and provided, further, that the hiring of each such Manned Market Salesperson, and any replacements therefor, shall be subject to the reasonable approval of NBC and station management of the applicable O/O TV Station or NBC Affiliate, as the case may be;

                  G. serve or cause to be served Advertising to the Web Sites; it is understood that Advertising shall be served initially through a re-direction of Advertising from 24/7's ad serving system to DART, the ad serving system currently employed by NBC; provided, that NBC may elect at any time upon 60 days notice to 24/7 to transition fully to 24/7's ad serving system at 24/7's sole cost and expense, whereupon 24/7 shall use its best efforts to promptly effect a smooth transition to its system; and provided, further, that upon such election by NBC, the parties shall negotiate in good faith regarding a service level agreement covering Internet up-time, server up-time and response time, and other metrics relating to the performance of 24/7's ad serving system and the Internet connectivity thereof, which in no event shall be less favorable to NBC than that of any service level agreement provided to any other customer of 24/7;

                  H. provide NBC with prompt notice, via e-mail posting, of all new Co-op Advertising and Advertising that has been sold by 24/7 to be displayed on the Web Sites, and honor any decision by NBC or the station management of the applicable O/O TV Station or NBC Affiliate, as the case may be, to decline any Co-op Advertising or Advertising, in accordance with the Provisions in 3(B) below;

                  I. provide NBC with real-time access to records that will allow it to monitor the volume of paid Co-op Advertising and Advertising delivered to the Web Sites and the

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revenue produced (subject to billing corrections and adjustments) thereby; all such records, including data, statistical information or other traffic analysis, produced or provided by 24/7 (the "Data") shall be the joint property of 24/7 and NBC; provided, however, that 24/7 shall not, and shall ensure that any third party ad serving company engaged by 24/7 contractually agrees not to, sell or otherwise distribute the Data to any third parties without the prior written consent of NBC, which may be withheld by NBC in its sole discretion;

                  J. to assist NBC in the acquisition of syndicated content acquisitions for the Web Sites; provided, that NBC shall have no obligation to accept any such acquisition sourced by 24/7;

                  K. conduct quarterly sales seminars and reviews during the Term in rotating locations as mutually agreed by 24/7 and NBC-IN, with the content and format of such seminars to be developed by 24/7 in cooperation with the Steering Committee (as defined below) with the intent of communicating the sales experiences and successes of the Manned Market Salespeople to the sales staffs of the non-Manned Market stations; provided, that the quality of such seminars shall be at a level reasonably acceptable to NBC-IN; and provided, further, that 24/7 and NBC shall be jointly responsible for all costs and expenses associated therewith (such costs to be subject to mutual prior approval) other than travel, lodging and meals of the attendees of such seminars, which shall be at the sole expense of the applicable O/O TV Station or NBC Affiliate, as the case may be; and

                  L. provide sales and marketing products, including brochures, marketing materials and case studies, to the sales staffs of the non-Manned Markets, which are of a quality reasonably acceptable to NBC-IN; provided, that NBC shall reimburse 24/7 for the actual and reasonable out of pocket costs and expenses of such products and that all such costs and expenses shall be subject to NBC's prior approval.

3.       Obligations of NBC.

         NBC covenants and agrees to:

         A. consult with 24/7 regarding the hiring and daily management of the Manned Market Salespeople, and provide such sales personnel suitable office space at the applicable O/O TV Station, and to make available to such sales personnel the reasonable use of all existing office facilities (general support staff, telephone system fax machines, photocopiers, rest rooms, kitchen facilities) on the same basis that such facilities are made available to employees of NBC or the TV Stations; no indirect or communal expense shall be allocated to 24/7 for the provisions in this paragraph, other than for expenses incurred directly by the 24/7 employee (i.e. long distance telephone, travel and entertainment, personal computer and personal office supplies);

         B. provide 24/7 with NBC Network policies, as amended from time to time, regarding the acceptance of advertising and notify 24/7 within two business days from the time notice of any new Co-op Advertising or Advertising is given in accordance with Section 2.F of NBCs rejection of any new Co-op Advertising or Advertising. Failure to provide timely notice

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of rejection of the new Co-op Advertising or Advertising shall be deemed acceptance thereof, until such time as NBC notifies 24/7 of NBC's rejection thereof at which time 24/7 shall promptly remove the Co-op Advertising or Advertising;

         C. furnish 24/7 with all subscribership, viewership, inventory, and usage reports, reviews and audience studies, deliveries, census requirements, and any other information regarding the Web Sites as is reasonably available to NBC and is deemed appropriate by NBC in its sole discretion for use by 24/7 for the sale of Co-op Advertising and Advertising; and

         D. not engage, contract with, license or permit any 3rd party Internet advertising representation firm other than 24/7 and its employees to sell, or represent NBC or any of the O/O TV Stations for the sale of Advertising and Co-op Advertising for which 24/7 has been granted exclusive Internet advertising representation rights pursuant to Section 1.

4.       Governance.

         A. 24/7 shall appoint a senior officer to manage the relationship contemplated hereby and shall hire the Manned Market Salespeople to sell Co-op Advertising and Advertising pursuant to this Agreement; provided, that the hiring or appointment of all such personnel, and any replacements therefor, shall be subject to NBC's reasonable approval. All such personnel shall be employees of 24/7 and shall be compensated entirely by 24/7. 24/7's relationship manager and its sales personnel shall provide periodic reports to NBC in a format reasonably acceptable to NBC regarding sales of Co-op Advertising and Advertising made pursuant to this Agreement and shall confer directly with the station managers of the O/O TV Stations and each participating NBC Affiliate regularly as needed to discuss strategies and goals and to resolve sales conflicts.

         B. The parties shall form a steering committee (the "Steering Committee") which shall be composed, of six representatives, one from each of
(i) the O/O TV Stations, (ii) the NBC Affiliates, (iii) NBC-IN, and three from 24/7. The Steering Committee shall assist in developing and maintaining processes in order to achieve the best overall performance by 24/7 hereunder, including, without limitation, resolving conflicts between station management and their resident Manned Market Salespeople, the timing of NBC Affiliate roll-outs, and setting priorities for the program. The parties shall use their best efforts to incorporate the recommendations of the Steering Committee into their performance under this Agreement and, the Affiliate Agreements.

5.       Payments.

                  A. Advertisers shall be directed to pay all cash and other consideration generated from the sale of Co-op Advertising and Advertising by 24/7 pursuant to and during the term of this Agreement and at all times thereafter following the termination of this Agreement (each, a "Payment") directly to NBC or the applicable NBC Affiliate. If 24/7 receives any such payment from an advertiser, it shall immediately forward such payment to NBC or the applicable NBC Affiliate without any deduction or set-off whatsoever. 24/7 will submit a monthly billing statement outlining commissions earned for Advertising on NBC-IN sold by 24/7, which billing

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statement shall specify the amounts due 24/7 according to Schedule C. NBC shall pay 24/7 all undisputed amounts owed to 24/7 within forty-five (45) days after NBC's collection of the Payment that gave rise to such obligation. It is understood that when calculating the portion of the Payment owed to 24/7 hereunder, NBC shall exclude those advertising agency commissions actually retained by agencies or paid by NBC to agencies with respect to the sale of Advertising.

                  B. In the event that NBC converts to 24/7 ad serving technology, NBC may elect to have 24/7 serve advertisements not sold by 24/7. For such ad serving NBC will pay a serving fee at a cost per thousand ("CPM ") as shown below: *

6. Equity Issuance. In consideration of the foregoing, on the date hereof, 24/7 shall grant NBC a warrant which will give NBC the right to purchase 150,000 shares of common stock, par value $.01 per share (the "Common Stock"), of 24/7 in the form attached hereto as Exhibit 6(a) and pursuant to a Warrant Purchase Agreement, in the form attached hereto as Exhibit 6(b). The exercise price per share shall be equal to the average closing price of the Common Stock as reported by Nasdaq on the five trading days immediately preceding the date of this Agreement.

7. Intellectual Property. All hardware, software, programs, codes, trade names, technology, intellectual property, licenses, patents, trademarks, copyrights, trade secrets, know-how, and processes owned by 24/7 as of the Effective Date (collectively, the "24/7 Technology") used by 24/7 under this Agreement shall remain the sole property of 24/7. NBC shall have no rights, title or interest in the 24/7 Technology. All hardware, software, programs, codes, trade names, technology, intellectual property, licenses, patents, trademarks, copyrights, trade secrets, know-how, and processes owned by NBC as of the Effective Date (collectively, the "NBC Technology") used by NBC under this Agreement shall remain the sole property of NBC. 24/7 shall have no rights, title or interest in the NBC Technology. Upon the expiration or termination of this Agreement, each party shall promptly return all information, documents, manuals and other materials belonging to the other party except as otherwise provided in this Agreement.

8. Year 2000. In addition to any other warranties and representations provided by 24/7 pursuant hereto, whether pursuant to this Agreement, by law, equity, or otherwise, 24/7 represents and warrants that (a) any product(s) and/or service(s) provided by 24/7 hereunder, including, without limitation, each item of hardware, software, or firmware; any system, equipment, or products consisting of or containing one or more thereof; and any and all enhancements, upgrades, customizations, modifications, maintenance and the like ("Products/Services") shall be Year 2000 Compliant at the time of delivery and at all times

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thereafter and in all subsequent updates or revisions of any kind, and (b)
24/7's supply of the Products/Services to NBC shall not be interrupted, delayed, decreased, or otherwise affected by dates/times prior to, on, after or spanning January 1, 2000. For purposes of this Agreement, Year 2000 Compliant means that
(1) the Products/Services accurately process, provide and/or receive date/time data (including without limitation calculating, comparing, and sequencing), within, from, into, and between centuries (including without limitation the twentieth and twenty-first centuries), including leap year calculations, and (2) neither the performance nor the functionality nor 24/7's supply to NBC of the Products/Services will be affected by dates/times prior to, on, after, or spanning January 1, 2000. The design of said Products/Services to ensure compliance with the foregoing warranties and representations shall include, without limitation, date data century recognition, calculations that accommodate same century and multi-century formulae and date values, and date data interface values that reflect the century. In particular, but without limitation, (i) no value for current date/time will cause any error, interruption, or decreased performance in the operation of such Products/Services, (ii) all manipulations of date/time-related data (including, but not limited to, calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates/times, including when used in combination with other products, (iii) date elements in interfaces and data storage will specify the correct century to eliminate date ambiguity without human intervention, including leap year calculations, (iv) where any date element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) should function normally and in the same manner prior to, on, after and spanning January 1, 2000, including, without limitation, the manner in which they function with respect to expiration dates/times and CPU serial numbers. No obligation of 24/7 under this Agreement shall be excused by reason of the failure of any other person's (other than NBC's) Products/Services to be Year 2000 Compliant, nor shall such occurrence(s) be deemed a force majeure event.

In the event of breach of this warranty, in addition to any other remedies NBC may have, whether pursuant to this Agreement, by law, equity or otherwise, NBC shall be entitled to repair or replacement of any non-Compliant item, at no cost to NBC, within sixty (60) days after notice of breach from NBC to 24/7, or such different period as specified by NBC in its sole discretion. In addition to 24/7's obligations as set forth above, 24/7 shall indemnify and hold NBC harmless from and against any claims, costs, losses, damages, or expenses (including reasonable attorneys' fees) incurred by NBC arising out of or relating to (a) any failure of the Products/Services to be Year 2000 Compliant or (b) any failure of 24/7 or its vendors', sub-suppliers', or contractors' Products/Services to be Year 2000 Compliant. Notwithstanding anything herein to the contrary, the liability of 24/7 for a breach of 24/7's Year 2000 Compliant representation and warranty shall not be subject to any limitations or exclusions of remedies or warranties contained in this Agreement or any other agreement between the parties.

9. Confidentiality. During the Term, each party hereto (the "Disclosing Party") may disclose to the other party (the "Receiving Party") information in connection with the performance of this Agreement, including, without limitation, information concerning the Disclosing Party's business, products, services, content, technical data, trade secrets, customer or advertiser lists, marketing plans, financial documents or data, which when provided hereunder in

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documentary or other tangible form shall be marked or stamped "Confidential", and which if disclosed orally or visually shall be identified in a writing marked "Confidential" by the Disclosing Party and submitted to the Receiving Party within thirty (30) days after disclosure. All such information of or about the Disclosing Party shall be "Confidential Information". The parties shall use the Confidential Information of the other party solely to perform its obligations under this Agreement, and all Confidential Information shall remain the sole property of the Disclosing Party. 24/7 and NBC covenant to each other that during the Term and for a period of three (3) years thereafter, neither party shall disclose to any third party (other than its employees and directors, in their capacity as such, and the employees and directors of any affiliate, on a need to know basis so long as they are bound by the terms of this Agreement) any information regarding the terms and provisions of this Agreement or any Confidential Information of the other party except (i) in connection with any federal securities laws and any applicable rules and regulations of any stock exchange or quotation system; and (ii) in a confidential disclosure made in connection with a contemplated financing, merger, consolidation or sale of capital stock of 24/7 or NBC or any affiliate of NBC. Notwithstanding the foregoing, the Receiving Party shall have no obligation under this Agreement with respect to any Confidential Information disclosed to it which (a) the Receiving Party can demonstrate was already known to it at the time of its receipt hereunder, (b) is or becomes generally available to the public other than by means of the Receiving Party's breach of its obligations under this Agreement, (c) is independently obtained from a third party whose disclosure violates no duty of confidentiality, (d) is independently developed by or on behalf of the Receiving Party without access to or use of or reliance on any Confidential Information furnished to it under this Agreement, and such independent development can be reasonably evidenced by the Receiving Party, or
(e) is disclosed pursuant to applicable law or regulation or by operation of law, provided that the Receiving Party may disclose only such information as is legally required, and provided further that the Receiving Party shall provide reasonable notice to the Disclosing Party of such requirement and a reasonable opportunity to object to such disclosure.

10. Publicity. Each party shall consult with the other party before issuing any press or other release or otherwise making any other public statement or any statement to employees, customers or vendors of the parties with respect to this Agreement; provided, however, that except as required by applicable law, neither party shall issue any such press release or make any such public statement or any statement to employees, customers or vendors without the prior written consent of the other party.

11. Records and Audit. Each party shall maintain complete, clear and accurate books and records to verify in detail the calculations used to determine payments hereunder. Each party shall keep, store and maintain such books and records for at least three years after Termination of the Agreement. At any time during the Term or for three years thereafter, either party may, on thirty days' notice to the other party, appoint an independent certified account to audit the other party's books and records during normal business hours to verify calculations, and the other party shall provide reasonable cooperation and assistance necessary to the performance of said audit; provided, however, that each party shall be limited to one (1) such audit in any twelve (12) month period.


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12.      Term and Termination.

                  A. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue in effect until (3) three months after the date, as determined under the provisions of Section 18 below, on which either party gives written notice to the other party of its election to terminate the Agreement; provided, however, that except as set forth below in this Section, neither party may give notice of termination to the other party until three (3) months prior to the third anniversary of the Effective Date.

                  B. On or after October 1, 2000, either party terminate the Agreement with 60 days' prior written notice if gross total billings for Co-op Advertising and Advertising sold pursuant to this Agreement is less than $* for the three months ended September 30, 2000.

                  C. This Agreement may be terminated by either party on 60 days' prior written notice to the other party upon the occurrence of a material breach by the other party of any covenant, duty or undertaking herein, which material breach continues without cure for a period of 45 days after written notice of such breach from the non-breaching party to the breaching party.

                  D. Either party may terminate this Agreement if a form of the Affiliate Agreement is not agreed upon and attached to this Agreement within thirty (30) days of the Effective Date.

                  E. This Agreement may be terminated by NBC commencing 18 months after the Effective Date if any of the following have occurred: (i) a significant change of ownership of 50% or more of NBC-IN, (ii) a merger of NBC-IN (or a company holding all or substantially all of the assets constituting NBC-IN) with a major Internet company, (iii) a sale of all or substantially all of the assets constituting NBC-IN, or (iv) a spin-off of NBC Internet properties or other material change in NBC-IN's status; provided, that NBC must provide 24/7 with 90 days prior written notice of such termination and such notice of termination may not be given prior to 15 months after the Effective Date. If NBC terminates the Agreement pursuant to this Section, then on the date such termination becomes effective it shall pay 24/7 a termination fee (the "Termination Fee") equal to *.


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13.      Indemnification.

                  A. NBC shall indemnify and hold harmless 24/7 and its officers, directors, employees and agents against and in respect of any and all claims, suits, actions, proceedings and investigations instituted by third parties, as well as any judgments, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys) as and when incurred, arising out of or based upon (a) any misrepresentation or breach of the representations and warranties of NBC set forth in this Agreement, and (b) any non-compliance by NBC with any covenants or agreements of NBC contained in or made pursuant to this Agreement. 24/7 shall indemnify and hold harmless NBC, its affiliates, and their respective officers, directors, employees and agents, against and in respect of any and all claims, suits, actions, proceedings and investigations instituted by third parties, as well as any judgments, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys) as and when incurred, arising out of or based upon (a) any misrepresentation or breach of the representations and warranties of 24/7 set forth in this Agreement, and (b) any non-compliance by 24/7 with any covenants or agreements of 24/7 contained in or made pursuant to this Agreement.

         B. Upon the assertion of any claim or the commencement of any suit or proceeding against an indemnified party by any third party that may give rise to liability of an indemnifying party hereunder, the indemnified party shall promptly notify the indemnifying party of the existence of such claim and shall give the indemnifying party reasonable opportunity to defend and/or settle the claim at its own expense and with counsel of its own selection. The indemnified party shall cooperate with the indemnifying party and shall at all times have the right to fully participate in, but not control, such defense with its own counsel and at its own expense. The indemnified party shall not make any settlement of any claims which might give rise to liability of the indemnifying party hereunder without the prior written consent of the indemnifying party.

14. No Poaching. NBC and 24/7 agree that during the Term, neither NBC nor 24/7 will solicit or recruit the services of each other's employees, or hire any such employees, for the purpose of selling Internet Advertising without prior written consent of the other party. In addition, upon termination of this Agreement, the party that first provides notice of termination (unless such notice is pursuant to Sections 12.C or 12.D), shall not solicit or recruit the services of the other party's employees, or hire any such employees, for the purpose of selling Internet Advertising for a period of one year without prior written consent of the other party.

15. No Waiver. This Agreement shall not be waived or modified except by a written consent to that effect signed by NBC and 24/7.

16. Assignment. Neither party may assign this Agreement without the prior written consent of the other, except (a) in connection with the sale of all or substantially all of its assets, (b) to the surviving entity in any merger or consolidation, or (c) in the case of NBC, to an affiliated company. Each party agrees that if it assigns or transfers this Agreement, it shall cause such successor, assignee, or transferee to assume all of such party's obligations hereunder.


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17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, without regard to principles of conflicts of laws.

18. Notices. All notices required or permitted to be given hereunder shall be in writing and either hand-delivered, telecopied, mailed by certified first class mail, postage prepaid, or sent via electronic mail to the other party or parties hereto at the address(es) set forth below. A notice shall be deemed given when delivered personally, when the telecopied notice is transmitted by the sender, three business days after mailing by certified first class mail, or on the delivery date if delivered by electronic mail.

19. Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, constitutes the entire agreement and supersedes all prior agreements of the Parties with respect to the transactions set forth herein and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

20. Survival. The provisions of Sections 2.1, 5, 7-11, 13, 14 & 17 shall survive any expiration or termination of this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement this 11th day of March, 1999.

24/7 MEDIA, INC.


By:       /s/ David J. Moore
   ------------------------------
Name:  David J. Moore
Title:  CEO

NBC MULTIMEDIA, INC.


By:       /s/ Vincent C. Grosso
   ------------------------------
Name:  Vincent C. Grosso
Title:  VP NBC Interactive

3/11/99

                                   SCHEDULE A

                          O/O TV Stations and Web Sites


                                       *

                                   SCHEDULE B

                 Roll-out to O/O TV Stations and NBC Affiliates


                                       *

                                   SCHEDULE C
                                    Payments


I.   Owned & Operated Stations

The percentage of the Payment that shall be retained by 24/7 and NBC-IN respectively with respect to on-air advertising ("On-Air") and Internet advertising ("Online") shall be determined in accordance with the following table:


                                       *


With respect to Co-op Advertising, the Payment amount shall be allocated between On-Air and Online in a fashion that reasonably reflects the actual value of the On-Air and Online components of such Co-op Advertising.

TV Station commission rates are applicable to all revenue in the corresponding Aggregate Annual Payments bracket, and are not retroactive to the first dollar. For example, if the Aggregate Annual Payment is $20 million, split 60/40 between television and Internet, 24/7 shall retain $*.

The first Aggregate Annual Payment Period shall be deemed to run from the date of this Agreement through December 31, 1999.

II.      NBC Affiliates

The percentage of the Payment that shall be retained by 24/7 and NBC-IN respectively with respect to On-Air and Online shall be determined in accordance with the following table:


                                       *


With respect to Co-op Advertising, the Payment amount shall be allocated between On-Air and Online in a fashion that reasonably reflects the actual value of the On-Air and Online components of such Co-op Advertising.

                                TABLE OF CONTENTS


                                                                                              Page No.

1.   Affiliation.....................................................................................1
2.   Obligations of 24/7.............................................................................2
3.   Obligations of NBC..............................................................................4
4.   Governance......................................................................................5
5.   Payments........................................................................................5
6.   Equity Issuance.................................................................................6
7.   Intellectual Property...........................................................................6
8.   Year 2000.......................................................................................6
9.   Confidentiality.................................................................................7
10.  Publicity.......................................................................................8
11.  Records and Audit...............................................................................8
12.  Term and Termination............................................................................9
13.  Indemnification................................................................................10
14.  No Poaching....................................................................................10
15.  No Waiver......................................................................................10
16.  Assignment.....................................................................................10
17.  Governing Law..................................................................................11
18.  Notices........................................................................................11
19.  Entire Agreement...............................................................................11
20.  Survival.......................................................................................11
21.  Counterparts...................................................................................11

SCHEDULE A                 O/O TV Stations and Web Sites............................................13

SCHEDULE B                 Roll-out to O/O TV Stations and NBC Affiliates...........................14